As filed with the Securities and Exchange Commission on August 23, 2021

Registration No. 333-258809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aridis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	47-2641188 (I.R.S. Employer Identification Number)

983 University Avenue, Bldg. B

Los Gatos, CA 95032

(408) 385-1742

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Vu L. Truong

Chief Executive Officer

Aridis Pharmaceuticals, Inc.

983 University Avenue, Bldg. B

Los Gatos, CA 95032

(408) 385-1742

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq.
Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Tel.: (212) 634-3067

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table provides information regarding the various actual and anticipated expenses (other than underwriting fees and expenses) payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee.

Item	Amount
SEC registration fee	$394.88
Legal fees and expenses	15,000
Accounting fees and expenses	5,000
Miscellaneous costs	605.12
Total	$21,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law our bylaws provide that we will indemnify our directors and executive officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful. We may, in our discretion, indemnify other officers, employees and agents in those circumstances where indemnification is permitted by applicable law. We are required to advance expenses, as incurred, to our directors and executive officers in connection with defending a proceeding, except that such directors or executive officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification. We will not be obligated pursuant to our bylaws to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the corporation under applicable law or (iv) such indemnification is required to be made pursuant to our restated bylaws. The rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents. We may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any officer, director, employee and agent against any liability which may be asserted against such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The Company has sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

In August 2021, the Company issued 634,600 shares of common stock to certain of the investors in the Company’s October 2020 offering pursuant to Section 4(v) of the Securities Purchase Agreement dated October 13, 2020, as amended on February 25, 2021 and the Company’s March 2021 offering pursuant to Section 4.13 of the Securities Purchase Agreement dated March 15, 2021.

On July 20, 2021, the Company issued 884,956 shares of common stock to MedImmune Limited pursuant to the License Agreement.

On March 15, 2021, the Company issued 124,789 shares of unregistered Common Stock to the investors in the Company’s October 2020 offering pursuant to Section 4(v) of the Securities Purchase Agreement dated October 13, 2020, as amended on February 25, 2021.

On October 13, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to offer, issue and sell to the Purchasers, (i) in a registered direct offering, an aggregate of 1,134,470 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”) and (ii) in a concurrent private placement, Series A warrants (the “Series A Warrants) and Series B warrants (the “Series B Warrants” and collectively, with the Series A Warrants, the “Warrants”) to purchase up to an aggregate 567,234 shares (the “Warrant Shares”) of Common Stock, for aggregate gross proceeds to the Company of approximately $8.5 million, before deducting estimated offering expenses payable by the Company.

The combined purchase price for each Share, together with one Series A Warrant and one Series B Warrant,wass $7.4925. The Series A Warrants have an exercise price of $7.43 per share, are exercisable six months from the date of issuance, and expire three and a half years from the date they become exercisable. The Series B Warrants have an exercise price of $9.00 per shares, are exercisable six months from the date of issuance, and expire three and a half years from the date they become exercisable. In addition, the Series B Warrants are redeemable by the Company at $0.01 per share upon the price of the Company’s common stock closing at $9.00 or more over five (5) consecutive trading days.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. See Exhibit Index set forth on page II-4 to this Registration Statement.

(b)	Financial Statements. Incorporated by reference into this registration statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)   The undersigned tegistrant hereby undertakes that:

(1)   for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)   for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.		Description
5.1		Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	†*	License Agreement between MedImmune Limited and Aridis Pharmaceuticals, Inc. dated as of July 12, 2021 (filed with the Registrant’s Current Report on Form 8-K on July 19, 2021 and incorporated herein by reference).
10.2	*	Amendment No. 1 to the License Agreement between MedImmune Limited and Aridis Pharmaceuticals, Inc. dated August 9, 2021 (filed with the Registrant’s Quarterly Report on Form 10-Q on August 12, 2021 and incorporated herein by reference).
23.1	*	Consent of Independent Registered Public Accounting Firm
23.2		Consent of Sheppard, Mullin, Richter & Hampton, LLP (included as part of Exhibit 5.1)
24.1	*	Power of Attorney (included on signature page)

†	Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of making such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Gatos, California, on the 23rd day of August 2021.

ARIDIS PHARMACEUTICALS, INC.

By:	/s/ Vu L. Truong
Vu L. Truong
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Vu L. Truong Vu L. Truong	Chief Executive Officer and Director (Principal Executive Officer)	August 23, 2021

* Fred Kurland	Chief Financial Officer (Principal Financial and Accounting Officer)	August 23, 2021

*
Eric Patzer	Chairman of the Board	August 23, 2021

* Craig Gibbs	Director	August 23, 2021

* Robert R. Ruffolo	Director	August 23, 2021

* John Hamilton	Director	August 23, 2021

/s/ Susan Windham-Bannister Susan Windham-Bannister	Director	August 23, 2021

*By:	/s/ Vu L. Truong
Vu L. Truong
Attorney-in-Fact